EXHIBIT 99.1

OXiGENE Reports Third Quarter 2013 Financial Results

SOUTH SAN FRANCISCO, Calif., Nov. 12, 2013 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer, reported financial results for the quarter ended September 30, 2013.

Commented Peter Langecker, M.D., Ph.D., OXiGENE's Chief Executive Officer: "During the third quarter, we focused on pursuing our lead development programs and ensuring that we have the resources and capabilities we need to advance our ongoing clinical and regulatory strategies, and made progress in our earlier-stage programs. We have continued to focus on identifying a registration pathway in the US for ZYBRESTAT® in ovarian cancer and, at the same time, pursuing registration for ZYBRESTAT in the EU for anaplastic thyroid cancer (ATC), utilizing the exceptional circumstances pathway for obtaining a European marketing authorization (MAA). The ovarian cancer Phase 2 trial being conducted by the Gynecology Oncology Group (GOG) is completely enrolled and should yield data in the first half of 2014, which, if positive, could lay the groundwork for a US pivotal registration program. We believe ZYBRESTAT and our earlier-stage programs, such as OXi4503, which is in a Phase I trial in acute myelogenous leukemia, and our ZYBRESTAT program in neuroendocrine tumors, for which we recently reported promising preclinical data at the AACR/EORTC/ NCI meeting in Boston, represent therapeutically differentiated and commercially valuable assets. We are looking forward to reaching important milestones in our development programs in the coming months."

For the three months ended September 30, 2013, OXiGENE reported a net loss of $2.6 million compared to a net loss of $2.2 million for the comparable three-month period in 2012. The increase in the net loss in 2013 as compared to 2012 was primarily due to an increase in research and development expenses of approximately $150,000 and an increase in general and administrative expenses of approximately $350,000. The increase in the net loss in 2013 was partly offset by revenue of $95,000 recognized from the Company's partnership agreement with Azanta Danmark A/S which is providing access to ZYBRESTAT for the treatment of patients with ATC on a compassionate use basis in Europe, Canada and other regions outside the US, while the EU MAA registration process is ongoing. The Statement of Operations was also impacted by a non-cash deemed dividend of $2.3 million related to the preferred stock equity financing completed in September 2013. This non-cash deemed dividend resulted in a net loss attributable to common stockholders of $5.0 million for the three months ending September 30, 2013 and a net loss per share attributable to common stockholders of $1.88.

For the nine months ended September 30, 2013, the Company reported a net loss of $6.2 million compared to a net loss of $6.4 million for the nine-month period in 2012. The decrease in the net loss in 2013 as compared to 2012 was primarily due to a reduction in research and development expenses of approximately $235,000. The Statement of Operations was also impacted by a non-cash deemed dividend of $4.8 million related to the preferred stock equity financings completed in April 2013 and September 2013. The total non-cash deemed dividends resulted in a net loss attributable to common stockholders of $11.0 million for the nine months ending September 30, 2013 and a net loss per share attributable to common stockholders of $4.84.

During the quarter and year-to-date periods, the Company continued to focus its resources on its high-value programs, and to manage cash resources and minimize costs, when possible, through collaborations. The Company has advanced its clinical program in ovarian cancer without incurring significant clinical expenses by working with collaborators. In addition, the Company has redirected its regulatory strategy for ZYBRESTAT in ATC by utilizing its current data set to pursue a regulatory route to potential commercialization in Europe. In support of this strategy, research and development expenses increased for the three months ended September 30, 2013 primarily due to the manufacture of ZYBRESTAT registration lots for the Company's planned MAA filing in the EU for ATC. The Company also continued to maintain its general and administrative costs for the year-to-date period ended September 30, 2013 at approximately the same level as the comparable period in 2012; the increase for the quarter was primarily due to a non-cash restricted stock grant to a Company officer and associated income tax costs.

In September 2013, the Company raised $5.8 million in gross proceeds by issuing series B convertible preferred stock in a private placement to accredited institutional investors. In addition to the preferred stock not having a required dividend right or voting rights, the preferred stock does not have any preferences over the Company's common stock, including liquidation rights. The preferred stock is convertible into a total of approximately 2.45 million shares of common stock. Additionally, warrants potentially exercisable for up to approximately 2.45 million additional shares of common stock were issued with the convertible preferred stock and warrants potentially exercisable for approximately 150,000 shares of common stock were issued to the Company's placement agent and related persons. The Company used approximately $2,800,000 of the proceeds of this offering to redeem the 2,802 outstanding shares of series A preferred stock issued in April 2013. Previous to the redemption, 2,198 shares of the series A preferred stock had been converted into 605,422 shares of common stock.

During the quarter ended September 30, 2013, series B warrants that were issued in April 2013 were exercised for 135,390 shares of the Company's common stock, for total gross proceeds to the Company of $460,326. During October 2013, Series B warrants that were issued in April 2013 were exercised for 135,000 shares of the Company's common stock, for total gross proceeds to the Company of $459,000.

At September 30, 2013, OXiGENE had cash and restricted cash of approximately $8.8 million, compared with approximately $5.0 million at December 31, 2012.

All of the per share and share amounts included in this news release reflect the effect of the 1:12 reverse stock split that became effective on December 28, 2012.

Conference Call Today

Members of OXiGENE's management team will review third quarter results via a webcast and conference call today, November 12, 2013, at 4:30 p.m. EDT (1:30 p.m. PDT). To listen to a live or an archived version of the audio webcast, please log on to the Company's website, www.oxigene.com. Under the "Investors" tab, select the link to "Events and Presentations".

OXiGENE's earnings conference call can also be heard live by dialing (888) 841-3431 in the United States and Canada, and +1 (678) 809-1060 for international callers, five minutes prior to the beginning of the call.

To listen to a live or archived version of the audio webcast, please log on to the Company's website, www.oxigene.com. Under the "Investors" tab, select the link to "Events & Presentations."

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company's major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression. The Company's lead clinical product, ZYBRESTAT, is in development as a potential treatment for ovarian cancer and anaplastic thyroid cancer (ATC). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, data and regulatory guidance relative to our clinical programs and achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development, manufacturing and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

OXiGENE, Inc.
Balance Sheet Data
(Unaudited)
	September 30,	December 31,
	2013	2012
	(All amounts in 000's)
Assets

Cash and restricted cash	$ 8,797	$ 4,966
Prepaid expenses	172	135
License agreement	118	191
Other assets	134	155

Total assets	$ 9,221	$ 5,447

Liabilities and stockholders' equity

Accounts payable and accrued liabilities	$ 1,515	$ 901
Total stockholders' equity	7,706	4,546

Total liabilities and stockholders' equity	$ 9,221	$ 5,447

OXiGENE, Inc.
Statement of Operations Data
(Unaudited)	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	(All amounts in 000's except per share amounts)
Product revenue	$ 95	$ --	$ 95	$ 114

Operating Expenses:

Research and development	1,165	1,015	2,514	2,749
General and administrative	1,577	1,220	3,764	3,751
Restructuring	--	4	--	15

Total operating expenses	2,742	2,239	6,278	6,515

Loss from Operations	(2,647)	(2,239)	(6,183)	(6,401)

Change in fair value of warrants	--	--	--	5
Investment income	1	2	3	10
Other (expense) income, net	--	(10)	--	(18)

Net loss	$ (2,646)	$ (2,247)	$ (6,180)	$ (6,404)

Non-cash deemed dividend to preferred stock	$ (2,318)	$ --	$ (4,799)	$ --

Net loss attributable to common stock	$ (4,964)	$ (2,247)	$ (10,979)	$ (6,404)

Comprehensive loss	$ (2,646)	$ (2,247)	$ (6,180)	$ (6,404)

Basic and diluted net loss per common share	$ (1.88)	$ (1.56)	$ (4.84)	$ (4.56)
Weighted average number of common shares outstanding	2,640	1,485	2,268	1,390
CONTACT: Investor and Media Contact:
         ir@oxigene.com
         650-635-7000